                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                ________________


                                  SCHEDULE 13G
                                 (Rule 13d-102)


            INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b) (c) AND (d) AND AMENDMENTS THERETO FILED
                           PURSUANT TO RULE 13d-2(b)
                               (Amendment No. 2)*


                            Crossroads Systems, Inc.
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                                (Name of Issuer)


                    Common Stock, par value $0.001 per share
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                         (Title of Class of Securities)


                                   22765D100
                       ----------------------------------
                                 (CUSIP Number)


                                 April 6, 2005
                       ----------------------------------
            (Date of Event which Requires Filing of this Statement)


     Check the appropriate box to designate the rule pursuant to which this
                               Schedule is filed:
                                [ ] Rule 13d-1(b)
                                [X] Rule 13d-1(c)
                                [ ] Rule 13d-1(d)


                                  Page 1 of 4

                    ________________________________________


* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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                                  SCHEDULE 13G
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CUSIP No.       22765D100                                     Page 2 of 4 Pages
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1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
    Lloyd I. Miller, III                         ###-##-####
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2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*     (a)    [ ]
                                                          (b)    [ ]
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3   SEC USE ONLY
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4   CITIZENSHIP OR PLACE OF ORGANIZATION
    United States
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    NUMBER OF          5    SOLE VOTING POWER
     SHARES                 742,969
   BENEFICIALLY        6    SHARED VOTING POWER
    OWNED BY                1,897,033
      EACH             7    SOLE DISPOSITIVE POWER
    REPORTING               742,969
     PERSON            8    SHARED DISPOSITIVE POWER
      WITH                  1,897,033
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9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    2,640,002
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10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                        [ ]
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11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    10.1%
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12  TYPE OF REPORTING PERSON
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    IN-IA-OO**
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                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


** See Item 4.
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

Item 1(a).   Name of Issuer:                                               Crossroads Systems, Inc.

Item 1(b).   Address of Issuers's Principal Executive Offices:             8300 North MoPac Expressway
                                                                           Austin, Texas 78759

Item 2(a).   Name of Person Filing:                                        Lloyd I. Miller, III

Item 2(b).   Address of Principal Business Office or, if None, Residence:  4550 Gordon Drive, Naples, Florida
                                                                           34102

Item 2(c).   Citizenship:                                                  U.S.A.

Item 2(d).   Title of Class of Securities:                                 Common Stock

Item 2(e).   CUSIP Number:                                                 22765D100

Item 3.      IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b) OR 13d-2(b) or (c), CHECK WHETHER THE PERSON
             FILING IS A:

             Not Applicable, this statement is filed pursuant to 13d-1(c)

Item 4.      OWNERSHIP:  The reporting person has shared dispositive and voting power with respect to 1,897,033 shares of the reported securities as an investment advisor to the trustee of certain family trusts.  The reporting person has sole dispositive and voting power with respect to 742,969 of the reported securities as (i) an individual and (ii) a manager of a limited liability company that is the general partner of a certain limited partnership.

             (a)     2,640,002

             (b)     10.1%

             (c)     (i) sole voting power:   742,969

                     (ii) shared voting power: 1,897,033

                     (iii) sole dispositive power: 742,969

                     (iv) shared dispositive power: 1,897,033

Item 5.      OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

             Not Applicable

Item 6.      OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

             Persons other than Lloyd I. Miller III, have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the reported securities.

Item 7.      IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT
             HOLDING COMPANY:

             Not Applicable

Item 8.      IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:
             Not Applicable

Item 9.      NOTICE OF DISSOLUTION OF GROUP:
             Not Applicable

Item 10.     CERTIFICATION:

             By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                   SIGNATURE
                                   ---------

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.






Dated:  April 18, 2005                           /s/ Lloyd I. Miller, III
                                                 -------------------------------
                                                 Lloyd I. Miller, III